Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM LP

This Certificate of Limited Partnership of Hess Midstream LP has been duly executed and is being filed by Hess Midstream GP LP, as general partner, for the purpose of forming a limited partnership (the “Partnership”) pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act with the Secretary of State of the State of Delaware.

1.	Name. The name of the limited partnership is Hess Midstream LP.

2.

Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	General Partner. The name and mailing address of the sole general partner of the Partnership are:

Hess Midstream GP LP

1501 McKinney Street

Houston, Texas 77010

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of September 27, 2019.

HESS MIDSTREAM GP LP, as general partner

By:	Hess Midstream GP LLC, its general partner

By:	/s/ John. P. Rielly
Name:	John P. Rielly
Title:	Vice President